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                                                                   EXHIBIT 10.12


                          PERSONAL SERVICES AGREEMENT


     THIS PERSONAL SERVICES AGREEMENT ("Agreement") is entered into between UNIGRAPHIC SOLUTIONS INC. ("UGSI") and JOHN J. MAZZOLA ("Executive"), to be effective the 1st day of March, 1998 ("Effective Date").


                                    RECITALS

     WHEREAS, UGSI desires to employ Executive pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Executive desires to enter the employ of UGSI pursuant to such terms and conditions and for such consideration;

     WHEREAS, The provisions of this Agreement are a condition of Executive's being employed by UGSI, of Executive's having access to confidential business and technological information, and Executive's being eligible to receive certain benefits at UGSI. This Agreement is entered into, and is reasonably necessary, to protect confidential information and customer relationships to which Executive may have access, and to protect the goodwill and other business interests of UGSI; and,

     WHEREAS, The provisions of this Agreement are also a condition of Executive's agreeing to provide personal services to UGSI.

     NOW, THEREFORE, in consideration of the mutual promises and covenants agreed to herein, the receipt and sufficiency of which are hereby acknowledged, UGSI and Executive agree as follow:

SECTION 1.  EMPLOYMENT DUTIES

     1.1 UGSI agrees to employ Executive, and Executive agrees to be employed by UGSI, beginning as of the Effective Date and continuing throughout the term as specified in paragraph 3.1 (the "Term"). Executive shall be employed in the position of President and Chief Executive Officer for UGSI. Executive shall faithfully and diligently render such services and perform such related duties and responsibilities as are customarily performed by a person holding such corporate title and as otherwise may from time to time be reasonably assigned to Executive. Executive shall comply with provisions of this Agreement and shall at all times be subject to such UGSI policies and procedures, including, but not limited to, the UGSI Code of Conduct, as UGSI may from time to time establish as pertaining to Executive.
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SECTION 2.  COMPENSATION AND BENEFITS

     2.1 For the term of this Agreement, UGSI shall pay Executive a salary of not less than SEVENTEEN THOUSAND FIVE HUNDRED AND 00/100 DOLLARS ($17,500.00) per month to be paid in semi-monthly payments.

     2.2    Executive shall be entitled to annual bonuses, payable as follows:

            2.2.1 Executive shall be eligible for a bonus equal to ONE HUNDRED AND SEVENTY-FIVE THOUSAND AND 00/100 DOLLARS ($175,000.00) to be paid on or before the first anniversary of the Effective Date of this Agreement. The bonus will be based upon the actual financial performance of UGSI in relation to the projected approved business plan as determined by the Oversight Committee of UGSI.

            2.2.2 Executive shall be eligible to participate in UGSI's Executive Bonus Plan, for the first calendar year following the Effective Date.

            2.1.3 All bonus payments in excess of the first year bonus specified in paragraph 2.2.1 are contingent upon Executive's not having been discharged for Cause (as such term is defined in paragraph 3.1) by UGSI or Executive's not having voluntarily terminated his employment under paragraph 3.1.2 at the time each particular payment is due.

     2.3 In the event that there is an initial public offering of the common stock of UGSI (an "IPO"), then UGSI agrees to grant stock options to Executive in accordance with a stock option plan to be maintained by UGSI. Such grant shall be for an option to purchase ONE HUNDRED THOUSAND (100,000) shares of the Class A common stock of UGSI (which is the class of common stock which would be issued in connection with an IPO). Executive shall become vested in such shares over a three-year period, with one-third of the options vesting on January 1, 1999; one-third of the options vesting on January 1, 2000; and the balance of all unvested options shall vest on January 1, 2001. Any unvested options shall be forfeited immediately upon Executive's termination of employment for any reason other than death, termination without Cause as defined in paragraph 3.1.3, or termination by Executive for Cause as defined in paragraph 3.1.5, in each of which events vesting shall continue in accordance with the vesting schedule set forth herein. For purposes of determining the number of shares in which the Executive will vest, all numbers shall be rounded up to the next highest whole number so that options will not vest in fractions. Executive shall have 10 years from the Effective Date of this Agreement to exercise his purchase option. The exercise price of the option shares awarded to Executive shall be the IPO price of a share of UGSI Class A Common Stock (as stated on a registration statement on Form S-1 filed by UGSI with, and declared effective by, the Securities and Exchange Commission).

     2.4 EDS Incentive Plan. For so long as Executive is an employee of UGSI, Executive shall continue to vest in any and all grants awarded through the Effective Date to Executive

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under the 1996 Incentive Plan of the Electronic Data Systems Corporation or any
predecessor plan ("Incentive Plan"). Notwithstanding anything to the contrary herein, after the Effective Date Executive shall not be eligible for any awards under the Incentive Plan.

SECTION 3.  TERM AND TERMINATION

     3.1 Executive's employment under this Agreement may not be terminated by the parties except as follows:

            3.1.1 Termination and Extension. Unless extended in accordance with the provisions of this paragraph, this Agreement shall automatically terminate two years from the Effective Date. This Agreement shall automatically extend for additional one-year terms unless either party delivers to the other party, at least 60 days prior to the expiration of the Agreement, written notice of such party's intent to terminate the Agreement. Such notice to Executive must be delivered to Executive's address then on record with the UGSI. Notice to UGSI must be delivered to the then Chief Executive Officer at the designated headquarters of UGSI.

            3.1.2 Executive's Voluntary Termination. Executive may terminate his employment with UGSI at any time for any reason whatsoever, by giving 60 days' written notice to UGSI.

            3.1.3 Termination With Notice. UGSI may terminate Executive's employment at any time for any reason whatsoever by giving 60 days' written notice to Executive.

            3.1.4 Termination for Cause. UGSI may terminate Executive's employment at any time for Cause. For purposes of this paragraph, the term "Cause" shall mean: (a) gross or habitual neglect of duties or misconduct in the performance of the duties and services required of Executive pursuant to this Agreement; (b) conduct of Executive which is materially detrimental to UGSI's reputation or business operations or its ability to secure or renew future contracts; (c) Executive's conviction of a felony or of a misdemeanor involving moral turpitude; (d) Executive's breach of a material provision of this Agreement which remains uncorrected for 30 days following written notice to the Executive by UGSI of such breach; (e) continued failure or refusal of Executive to faithfully, diligently and competently perform the usual and customary duties of his employment; or
     (f) failure or refusal of Executive to materially comply with the policies, standards and regulations of UGSI as from time to time may be made known to Executive.

            3.1.5 Executive's Termination for Cause. Executive may terminate his employment with UGSI at any time for Cause. For purposes of this paragraph 3.1.5, the term "Cause" shall mean a material breach of a material provision of this Agreement which remains uncorrected for 30 days following written notice to UGSI by Executive of such breach.

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            3.1.6  Termination Upon Death or Incapacity.  Executive's employment will also terminate immediately upon Executive's death or incapacity by reason of accident, sickness, or other circumstance which renders Executive mentally or physically incapable of performing the duties and services required hereunder.

     3.2 The effects of termination of the employment relationship shall be as follows:

            3.2.1 Termination of Benefits. In the event of Executive's voluntary termination of employment pursuant to paragraph 3.1.2 or the termination of Executive's employment by UGSI for Cause pursuant to paragraph 3.1.4, UGSI shall have no further obligation to provide Executive with any benefits and/or payments, except as required by law or the terms of a controlling benefit or stock plan or policy and the payment of any salary or bonus accrued to the Termination Date.

            3.2.2 Death and Disability Benefits. In the event of the termination of the employment relationship by reason of death or incapacity under paragraph 3.1.6, UGSI shall pay Executive his salary to the date of his death or incapacity and the right of Executive or Executive's heirs to compensation thereafter shall be governed by the applicable death, disability, pension, insurance or other written benefit plans or policy.

            3.2.3 Salary Continuation Under Limited Circumstances. In the event UGSI terminates the employment of Executive with notice as set forth in paragraph 3.1.3, or Executive terminates the employment relationship for Cause under paragraph 3.1.5, UGSI will pay to Executive an amount equal to one year of his salary and any bonus to which Executive might otherwise be entitled. Any unvested UGSI stock options shall continue to vest in accordance with the vesting schedule set forth in paragraph 2.3.

            3.2.4 Employment at Will After Termination of Agreement. If, upon the termination of this Agreement pursuant to paragraph 3.1.1, the parties to this Agreement agree that Executive shall remain employed by UGSI, then Executive's employment with UGSI will continue in accordance with, and subject to, the terms and conditions of this Agreement, except that Executive's continued employment will not be for any specific term but will be at-will and either UGSI or Executive may terminate the employment relationship at any time for any reason whatsoever. If UGSI then terminates the employment of Executive pursuant to paragraph 3.1.3 or Executive terminates the relationship for Cause pursuant to paragraph 3.1.5, Executive shall be entitled to his salary and bonus through the date of termination. If UGSI terminates the employment of Executive for Cause pursuant to paragraph 3.1.4 or Executive voluntarily terminates his employment pursuant to paragraph 3.1.2, Executive shall be entitled to his salary through the date of termination and no bonus payments.

            3.2.5 Termination Date. Executive's termination of employment shall be effective on the date coincident with the occurrence of a terminating event as described in

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     this Section 3, or such other date as determined by the Board of Directors of UGSI. The effective date of Executive's termination of employment shall be the "Termination Date."

SECTION 4.  EXECUTIVE'S NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS

     4.1 Executive's Services for Exclusive Benefit of UGSI. While employed by UGSI, Executive shall devote Executive's full business time and best efforts to the performance of his duties and responsibilities hereunder and shall not engage in any other employment or business venture without the prior, written consent of an officer of UGSI.

     4.2 Surviving Covenants. If Executive's employment at UGSI is terminated by either UGSI or Executive for any reason except Executive's death, all covenants set forth in this Section 4 shall survive such termination. While employed by UGSI and for a period of twelve (12) months thereafter, Executive shall not directly or indirectly, individually or as an employee, contractor, consultant, partner, officer, director or stockholder (other than as a holder of less than five percent of the equity of a publicly traded company) or in any other capacity, engage in any of the following conduct:

            4.2.1 Non-Compete and Proprietary Rights. Perform duties as or for a Competitor of UGSI (i) which are in either the industry(ies) or geographic location(s) in which Executive performed services for UGSI in the most recent five years of Executive's UGSI employment and which are the same or substantially similar to the duties performed by Executive at UGSI; or (ii) which involve the use of any Confidential Information or Innovations (as defined in paragraph 5.8, below) which Executive has received, obtained or acquired during, or as a consequence of, Executive's employment with UGSI; or

            4.2.2 Employment by Customer. Perform duties for any current customer or prospective customer of UGSI with which Executive has had business contact during the most recent five years of his employment at UGSI.

     4.2 Impermissible Conduct Without Proper Approval. During the time of Executive's employment with UGSI and for a period of twelve (12) months thereafter, without the express, prior written consent of an UGSI officer, Executive shall not engage in any of the following conduct:

            4.3.1 Hiring Away UGSI Employees. Hire, attempt to hire, or assist any other person or entity in hiring or attempting to hire any current employee of UGSI or any person who was an UGSI employee within the six-month period prior to the termination of Executive's employment; or

            4.3.2 Competition. Solicit, divert, or take away, in competition with UGSI, the business or patronage of any current UGSI customer or any prospective customer with which Executive has had business contact during his employment at UGSI. This

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     restriction shall not apply to any person or entity who is no longer a customer or prospective customer at the time of any such solicitation by Executive.

     4.3 Automatic Extension of Restrictive Period. Executive agrees that if he acts in violation of paragraph 4.2 or paragraph 4.3 of this Agreement, the number of days that such violation exists will be added to any period of limitations on the specific activities.

     4.4 Executive's Acknowledgment of Reasonableness of Limitations. Executive acknowledges that the limitations set forth in Section 4 of this Agreement, are reasonable and necessary to protect the valid business interests and goodwill of UGSI. Executive further acknowledges that UGSI is engaged in the business of providing information technology and related services to customers located throughout the United States and the World, and that UGSI actively solicits business and services customers throughout this territory.

     4.5 Competitor Defined. As used in this paragraph 4, the term "Competitor" means an individual, business or any other entity or enterprise engaged in, or having publicly announced its intent to engage in business that is substantially similar to UGSI's business, or the business of UGSI's parent, subsidiaries or affiliates.

SECTION 5.  UGSI'S PROPRIETARY RIGHTS AND CONFIDENTIAL INFORMATION

     5.1 Prohibited Use of Confidential Information or Innovations After Termination. If Executive's employment at UGSI is terminated by either UGSI or Executive for any reason (including Executive's death), this Section 5 shall survive such termination. Both during and after the term of Executive's employment, Executive will not, directly or indirectly, use or disclose any Confidential Information or Innovations, without the express, prior written consent of an UGSI officer, except as may be necessary to perform Executive's duties for the benefit of UGSI during Executive's employment with UGSI. The restrictions set forth in this paragraph 5.1 will last throughout Executive's employment with UGSI and for a period of 10 years following the termination of Executive's employment, with the exception of trade secrets, trademarks, copyrights and patents, for which the restrictions herein regarding disclosure or use shall last in perpetuity or for such other maximum period as the law allows.

     5.2 Return of UGSI Property. Upon termination of Executive's employment, Executive will promptly return to UGSI any UGSI hardware or software in Executive's possession or control, and all documents, information and materials of any nature pertaining to Executive's work with UGSI, or relating to the business of UGSI. Furthermore, Executive will not take any software, documents or materials or copies thereof containing Confidential Information or Innovations.

     5.3 Disclosure of Innovations. Executive will promptly disclose to UGSI, or its designees, in writing, all Innovations that Executive, alone or jointly with others, creates or first reduces to practice during the period of Executive's employment with UGSI.

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     5.4    UGSI's Ownership of Proprietary Rights.  Executive hereby assigns and agrees to assign to UGSI, its successors and assigns, Executive's entire right, title and interest in and to: (a) any worldwide patents, patent applications, copyrights, trade secrets and other intellectual property rights in any Innovations; and (b) any Moral Rights that Executive may have in or with respect to any Innovations. Executive also waives and agrees never to assert any Moral Rights Executive may have in or with respect to any Innovations, even after termination of Executive's employment with UGSI.

     5.5 Protection of Proprietary Rights. Executive shall do all lawful things to assist UGSI in obtaining and enforcing patents, copyrights, trade secret rights, and other legal protections of UGSI's Innovations in any country. Executive will execute any documents that UGSI may reasonably request for use in obtaining or enforcing such patents, copyrights, trade secret rights and other legal protections. Executive's obligations under this paragraph will continue beyond the termination of Executive's employment with UGSI.

     5.6 Use of Executive's Likeness. Executive authorizes UGSI to use, reuse, and to reasonably grant others the right to use and reuse, without additional compensation, Executive's name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed, for valid business purposes of UGSI.

     5.7 Executive Acknowledgment of Reasonable Limitations. Executive acknowledges that the limitations set forth in Section 5 of this Agreement are reasonable and necessary to protect the valid business interests and goodwill of UGSI. Executive further acknowledges that UGSI is in an industry in which both the creation and use of information and innovation is critical to business success, and that the protection of that information/innovation is a valid interest of UGSI. Executive further acknowledges that signing this Agreement is required for his having access to UGSI's confidential business and technological information.

     5.8 Definitions. As used in this Section 5, "Confidential Information" means all business information, technological information, intellectual property, trade secrets and other information belonging to UGSI, its parent, subsidiaries or affiliates or relating to UGSI's business, technology, customers, vendors, or any other party with whom UGSI agrees to hold information of such party in confidence, which is not generally available to the public. Also, as used in this Section 5, "Innovations" means all developments, improvements, designs, original works of authorship, formulas, processes, software programs, databases and trade secrets that relate to any services, product, systems or other business(es) of UGSI, whether or not patentable, copyrightable or protectable as trade secrets, that Executive, alone or jointly with others, creates or first reduces to practice during the period of Executive's employment with UGSI. Furthermore, "Moral Rights" means any right to claim authorship of a work of authorship, to object to or prevent the modification of any such work of authorship, or to withdraw from circulation or control the publication or distribution of any such work of authorship. For purposes of all provisions in this Section 5, "UGSI" mean UGSI, its parent, subsidiaries or affiliates.

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SECTION 6.  MISCELLANEOUS

     6.1 Exclusion of Property of Others. Executive will not bring to UGSI or use in the performance of his duties any documents or materials of a former employer that are not generally available to the public or that have not been legally transferred to UGSI.

     6.2 Agreement to Testing for Controlled Substances. Executive understands and agrees that, from time to time, Executive may be reasonably tested to detect the presence or absence of any illegal drugs or controlled substances and that the results of any such tests shall be released to UGSI.

     6.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of UGSI by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise, in the same manner and to the same extent that UGSI would be obligated under this Agreement if no succession had taken place. Executive's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Executive shall not be voluntarily or involuntarily assigned, alienated, or transferred by Executive, whether by operation of law or otherwise, without the prior, written consent of an officer of UGSI.

     6.4 Authorization to Deduct Amounts Owed. Upon Executive's separation from employment, UGSI is authorized to deduct from Executive's final wages or other monies due Executive any debts or amounts owed to UGSI by Executive.

     6.5 Enforcement to Full Extent Permissible. If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and the parties hereby consent that such provision may be reformed or modified accordingly, and enforced as reformed or modified, in any proceeding brought to enforce such provision.

     6.6 Extraordinary Relief and Remedies. Executive understands and agrees that UGSI would be irreparably damaged and that money damages cannot fully compensate UGSI in the event that the provisions of Sections 4 or 5 of this Agreement are violated, and agrees that UGSI shall be entitled (in addition to any other remedy to which it may be entitled, at law or in equity) to an injunction or injunctions to redress breaches of this Agreement and to specifically enforce the terms and provisions hereof.

     6.7 Severability. Each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall be deemed not to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

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     6.8    Jurisdiction.  Any action or proceeding arising out of or relating to this Agreement may be commenced in any court of competent jurisdiction in Collin County, Texas, and shall be governed by and interpreted under the laws of Texas.

     6.9 Modification or Amendment. This Agreement may not be modified or amended except by a written instrument executed by Executive and an authorized officer of UGSI.

     IN WITNESS WHEREOF, Unigraphic Solutions Inc. and John J. Mazzola have executed this Personal Service Agreement to be effective as of the Effective Date.

     Agreed to this 1st day of March, 1998 by and among:


                                          EXECUTIVE


                                          By:  /S/ JOHN J. MAZZOLA
                                             ------------------------------
                                               John J. Mazzola


Agreed To By Electronic Data              UNIGRAPHIC SOLUTIONS INC.
Systems Corporation for Purposes
of Paragraph 2.4 only:

By:  /S/ GARY B. MOORE                    By:  /S/ GARY B. MOORE
   ----------------------------------        ---------------------------------
     Gary B. Moore, Senior Vice President      Gary B. Moore, Vice Chairman




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